EXHIBIT 99.1

Donegal Group Inc. Announces Second Quarter and First Half 2020 Results

MARIETTA, Pa., July 27, 2020 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ: DGICA) and (NASDAQ:DGICB) today reported its financial results for the second quarter and first half of 2020.

The Company will hold a conference call to discuss these results on Tuesday, July 28, 2020 at 11:00 A.M. Eastern Time. You may listen to the webcast of this conference call by accessing the event link at http://investors.donegalgroup.com.

Significant items include:

  Net income of $22.7 million, or 79 cents per diluted Class A share, for the second quarter of 2020, compared to $4.8 million, or 17 cents per diluted Class A share, for the second quarter of 2019
  Net income of $26.4 million, or 92 cents per diluted Class A share, for the first six months of 2020, compared to $27.8 million, or 99 cents per diluted Class A share, for the first six months of 2019
  Net investment gains of $6.5 million for the second quarter of 2020, primarily related to unrealized gains in the fair value of equity securities held at June 30, 2020, compared to net investment gains of $1.6 million for the second quarter of 2019
  Net premiums earned of $184.4 million for the second quarter of 2020 decreased 2.3% compared to the second quarter of 2019
  Net premiums written1 of $193.7 million for the second quarter of 2020 decreased 2.1% compared to the second quarter of 2019
  Combined ratio of 92.3% for the second quarter of 2020, compared to 102.0% for the second quarter of 2019
  Book value per share of $16.77 at June 30, 2020, compared to $15.67 at year-end 2019

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change

	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$184,374	$188,763	-2.3%	$371,627	$376,837	-1.4%
Investment income, net	7,172	7,290	-1.6	14,548	14,338	1.5
Net investment gains (losses)	6,486	1,566	314.2	(4,209)	19,663	NM2
Total revenues	198,900	198,789	0.1	383,811	413,503	-7.2
Net income	22,679	4,789	373.6	26,410	27,812	-5.0
Non-GAAP operating income[1]	17,555	3,551	394.4	29,896	10,853	175.5

Per Share Data
Net income – Class A (diluted)	$0.79	$0.17	364.7%	$0.92	$0.99	-7.1%
Net income – Class B	0.72	0.15	380.0	0.84	0.90	-6.7
Non-GAAP operating income – Class A (diluted)	0.61	0.13	369.2	1.04	0.39	166.7
Non-GAAP operating income – Class B	0.55	0.11	400.0	0.95	0.35	171.4
Book value	16.77	15.34	9.3	16.77	15.34	9.3

1The “Definitions of Non-GAAP and Operating Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

2Not meaningful.

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., noted, “I want to first thank all of the dedicated employees at Donegal who have shown amazing resilience and maintained an outstanding level of professionalism in serving our agents and policyholders as we continue to navigate through unprecedented challenges the COVID-19 pandemic has presented to all of us. Over 90 percent of our team members began working from home in late March, and I am pleased that we have been successful in maintaining our core operations and essential functions. Our relationships with our independent agents are the cornerstone of our business. We quickly adapted to ensure our ability to meet the needs of our agents and policyholders, and we look forward to the time when we can resume personal interactions to further enhance those relationships. While much uncertainty remains with respect to the ultimate impact of the pandemic on our business, our agents are providing a steady flow of new commercial business accounts and we do not currently anticipate significant insured losses directly related to COVID-19.  We are proactively addressing challenges as they arise and believe that the positive momentum we gained in 2019 and the first half of 2020 will help carry us through the remainder of 2020 and beyond.”

Mr. Burke continued, “Net income for the second quarter of 2020 represented a continuation of the solid underwriting performance we reported in the first quarter, with the 92.3% combined ratio for the second quarter of 2020 comparing favorably to the 102.0% combined ratio for the prior-year quarter and 97.0% for the first quarter of 2020. Our commercial lines segment continued to operate at a profitable level, with a statutory combined ratio1 of 93.5% for the second quarter of 2020. Our personal lines segment generated a statutory combined ratio of 88.1% for the second quarter of 2020, which was a significant improvement from 108.5% for the prior-year quarter. More specifically, the statutory combined ratio for our personal automobile line of business improved from 107.2% in the prior-year quarter to 76.1% for the second quarter of 2020, primarily reflecting a marked reduction in personal auto claim frequency that resulted from lower driving activity in April and May of 2020.  Personal automobile claim counts trended higher as driving activity returned to higher levels during the month of June, and we do not expect the favorable automobile loss experience to carry into the third quarter. In addition to the favorable underwriting performance, the market value of our equity securities improved during the second quarter of 2020, driving net investment gains of $6.5 million, compared to $1.6 million in the prior-year quarter.”

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer of Donegal Group Inc., commented on the second quarter results, “Net premiums written continued to be characterized by an increase in commercial lines activity and a decline in personal lines activity.  Overall net premiums written declined slightly as an 8.7% reduction in personal lines net premiums written offset 4.0% growth in commercial lines net premiums written. The loss ratio was 57.1% for the second quarter of 2020, compared to 69.7% for the prior-year quarter, with the decrease largely due to lower frequency of automobile claims.  The expense ratio for the second quarter of 2020 increased to 34.3% from 31.3%, due primarily to our establishment during the second quarter of 2020 of $1.6 million in reserves for potential credit losses related to uncollectible premiums due to the effect of COVID-19 economic disruption.  The expense ratio also reflected an increase in technology systems-related expenses, higher commercial growth-based incentive costs for our agents and increased underwriting-based incentive costs for our agents and employees.”

Mr. Burke concluded, “Our net income along with unrealized gains within our available-for-sale fixed-maturity portfolio related to a decline in market interest rates during the first half of 2020 contributed to an increase in our book value per share to $16.77 at June 30, 2020, which represented a 7.0% increase compared to our book value per share of $15.67 at December 31, 2019.”

Insurance Operations
Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), six Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee and Virginia) and eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change

	(dollars in thousands)

Net Premiums Earned
Commercial lines	$101,870	$94,788	7.5%	$203,645	$186,269	9.3%
Personal lines	82,504	93,975	-12.2	167,982	190,568	-11.9
Total net premiums earned	$184,374	$188,763	-2.3%	$371,627	$376,837	-1.4%

Net Premiums Written
Commercial lines:
Automobile	$34,518	$31,245	10.5%	$72,911	$65,547	11.2%
Workers' compensation	26,693	29,024	-8.0	60,862	62,416	-2.5
Commercial multi-peril	37,814	35,454	6.7	78,241	73,294	6.7
Other	8,583	7,740	10.9	17,293	15,887	8.9
Total commercial lines	107,608	103,463	4.0	229,307	217,144	5.6
Personal lines:
Automobile	49,048	56,197	-12.7	96,816	112,223	-13.7
Homeowners	31,482	32,685	-3.7	55,259	57,713	-4.3
Other	5,565	5,458	2.0	10,558	10,638	-0.8
Total personal lines	86,095	94,340	-8.7	162,633	180,574	-9.9
Total net premiums written	$193,703	$197,803	-2.1%	$391,940	$397,718	-1.5%

Net Premiums Written

The 2.1% decrease in net premiums written for the second quarter of 2020 compared to the second quarter of 2019, as shown in the table above, represents an 8.7% decline in personal lines net premiums written, offset by 4.0% growth in commercial lines net premiums written. The $4.1 million decrease in net premiums written for the second quarter of 2020 compared to the second quarter of 2019 included:

  $4.1 million increase in commercial lines premiums that we attribute primarily to new commercial accounts our insurance subsidiaries have written throughout their operating regions and a continuation of renewal premium increases.
  $8.2 million decline in personal lines premiums that we attribute to net attrition as a result of underwriting measures our insurance subsidiaries implemented to slow new policy growth and to increase pricing on renewal policies, partially offset by premium rate increases our insurance subsidiaries have implemented over the past four quarters.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios for the three and six months ended June 30, 2020 and 2019:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	47.0%	60.7%	53.0%	60.5%
Loss ratio (weather-related)	10.1	9.0	6.9	7.1
Expense ratio	34.3	31.3	33.8	32.0
Dividend ratio	0.9	1.0	1.0	1.1
Combined ratio	92.3%	102.0%	94.7%	100.7%

Statutory Combined Ratios
Commercial lines:
Automobile	104.4%	112.7%	110.8%	114.5%
Workers' compensation	80.9	71.7	85.5	80.2
Commercial multi-peril	95.8	93.2	92.4	92.1
Other	80.6	95.1	72.4	80.9
Total commercial lines	93.5	92.9	94.7	94.6
Personal lines:
Automobile	76.1	107.2	88.4	104.2
Homeowners	109.5	113.6	100.1	104.4
Other	78.6	89.2	72.6	79.9
Total personal lines	88.1	108.5	91.5	103.1
Total lines	91.0%	100.7%	93.3%	98.9%

For the second quarter of 2020, the loss ratio decreased to 57.1%, compared to 69.7% for the second quarter of 2019. The decrease in the loss ratio was largely attributable to reduced frequency of personal automobile claims as a result of lower driving activity during the second quarter of 2020. Weather-related losses of $18.7 million for the second quarter of 2020, or 10.1 percentage points of the loss ratio, increased from $17.0 million for the second quarter of 2019, or 9.0 percentage points of the loss ratio. Weather-related loss activity for the second quarter of 2020 was higher than our five-year average of $15.1 million for second-quarter weather-related losses and primarily impacted our homeowners line of business.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the second quarter of 2020 were $7.4 million, or 4.0 percentage points of the loss ratio. That amount was higher than the large fire losses of $6.2 million, or 3.3 percentage points of the loss ratio, for the second quarter of 2019, with the increase primarily related to the impact of large commercial property fires.

Net development of reserves for losses incurred in prior accident years of $6.6 million decreased the loss ratio for the second quarter of 2020 by 3.6 percentage points, compared to $2.9 million that decreased the loss ratio for the second quarter of 2019 by 1.5 percentage points. Our insurance subsidiaries experienced the majority of the favorable development for the second quarter of 2020 in their workers’ compensation and personal automobile lines of business, along with modest favorable development in their other major lines of business.

The expense ratio was 34.3% for the second quarter of 2020, compared to 31.3% for the second quarter of 2019. Relative to the prior-year quarter, the increase in the expense ratio reflected $1.6 million in reserves we established during the second quarter of 2020 for potential credit losses related to uncollectible premiums due to the effect of COVID-19 economic disruption, an increase in technology systems-related expenses, higher commercial growth incentive costs for our agents and increased underwriting-based incentive costs for our agents and employees.

Investment Operations
Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 91.3% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at June 30, 2020.

	June 30, 2020		December 31, 2019
	Amount	%	Amount	%

	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$89,220	7.5%	$102,281	9.2%
Obligations of states and political subdivisions	315,216	26.4	261,431	23.5
Corporate securities	377,811	31.6	315,641	28.4
Mortgage-backed securities	307,427	25.8	361,693	32.6
Total fixed maturities	1,089,674	91.3	1,041,046	93.7
Equity securities, at fair value	52,703	4.4	55,477	5.0
Short-term investments, at cost	51,342	4.3	14,030	1.3
Total investments	$1,193,719	100.0%	$1,110,553	100.0%

Average investment yield	2.4%		2.8%
Average tax-equivalent investment yield	2.6%		2.9%
Average fixed-maturity duration (years)	4.0		4.2

Short-term investments at June 30, 2020 increased by $37.3 million from the year-end 2019 balance, primarily reflecting contingent liquidity funding that Atlantic States Insurance Company, our largest insurance subsidiary, obtained in March 2020 for added security in light of uncertainty surrounding the economic impact of the COVID-19 pandemic. Atlantic States Insurance Company issued $50.0 million of debt to the Federal Home Loan Bank of Pittsburgh in exchange for a cash advance in the same amount. The debt carries a fixed interest rate of 0.83% and is due in March 2021.

Net investment income of $7.2 million for the second quarter of 2020 decreased 1.6% compared to $7.3 million in net investment income for the second quarter of 2019. The decrease in net investment income reflected primarily a decrease in average investment yield relative to the prior-year second quarter.

Net investment gains were $6.5 million for the second quarter of 2020, compared to net investment gains of $1.6 million for the second quarter of 2019. Net investment gains for both quarterly periods were primarily related to unrealized gains in the fair value of equity securities held at the end of the respective periods.

Net investment losses of $4.2 million for the first six months of 2020 were primarily related to realized losses on sales of equity securities and unrealized losses in the fair value of equity securities held at June 30, 2020 compared to the fair value at of equity securities held at December 31, 2019. Net investment gains of $19.7 million for the first six months of 2019 included $12.7 million from the March 2019 sale of Donegal Financial Services Corporation, with the remainder primarily related to unrealized gains in the fair value of equity securities held at June 30, 2019.

Definitions of Non-GAAP and Operating Measures
We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change

	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$184,374	$188,763	-2.3%	$371,627	$376,837	-1.4%
Change in net unearned premiums	9,329	9,040	3.2	20,313	20,881	-2.7
Net premiums written	$193,703	$197,803	-2.1%	$391,940	$397,718	-1.5%

The following table provides a reconciliation of net income to operating income for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change

	(dollars in thousands, except per share amounts)

Reconciliation of Net Income
to Non-GAAP Operating Income
Net income	$22,679	$4,789	373.6%	$26,410	$27,812	-5.0%
Investment (gains) losses (after tax)	(5,124)	(1,238)	313.9	3,325	(16,959)	NM
Other, net	-	-	NM	161	-	NM
Non-GAAP operating income	$17,555	$3,551	394.4%	$29,896	$10,853	175.5%

Per Share Reconciliation of Net Income
to Non-GAAP Operating Income
Net income – Class A (diluted)	$0.79	$0.17	364.7%	$0.92	$0.99	-7.1%
Investment (gains) losses (after tax)	(0.18)	(0.04)	350.0	0.11	(0.60)	NM
Other, net	-	-	NM	0.01	-	NM
Non-GAAP operating income – Class A	$0.61	$0.13	369.2%	$1.04	$0.39	166.7%

Net income – Class B	$0.72	$0.15	380.0%	$0.84	$0.90	-6.7%
Investment (gains) losses (after tax)	(0.17)	(0.04)	325.0	0.10	(0.55)	NM
Other, net	-	-	NM	0.01	-	NM
Non-GAAP operating income – Class B	$0.55	$0.11	400.0%	$0.95	$0.35	171.4%

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call and Webcast

We will hold a conference call and webcast on Tuesday, July 28, 2020, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link on our website at http://investors.donegalgroup.com. A replay of the conference call will also be available via our website.

About Donegal Group Inc.

Donegal Group is an insurance holding company. The insurance subsidiaries of Donegal Group and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group. Our Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including growing profitably in commercial lines, improving our financial performance, leveraging technology to transform our business, strategically modernizing our business in order to achieve operational excellence and competing effectively to enhance our market position.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to attract new business, retain existing business and collect balances due to us as a result of the prolonged economic challenges resulting from the COVID-19 pandemic and related business shutdown, adverse and catastrophic weather events, our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments including those related to COVID-19 business interruption coverage and exclusions, changes in regulatory requirements and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended June 30,
	2020	2019

Net premiums earned	$184,374	$188,763
Investment income, net of expenses	7,172	7,290
Net investment gains	6,486	1,566
Lease income	109	112
Installment payment fees	759	1,058
Total revenues	198,900	198,789

Net losses and loss expenses	105,349	131,507
Amortization of deferred acquisition costs	29,634	30,925
Other underwriting expenses	33,567	28,208
Policyholder dividends	1,684	1,969
Interest	428	303
Other expenses, net	250	339
Total expenses	170,912	193,251

Income before income tax expense	27,988	5,538
Income tax expense	5,309	749

Net income	$22,679	$4,789

Net income per common share:
Class A - basic	$0.80	$0.17
Class A - diluted	$0.79	$0.17
Class B - basic and diluted	$0.72	$0.15

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	23,450,856	22,932,894
Class A - diluted	23,649,768	23,132,683
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$193,703	$197,803

Book value per common share
at end of period	$16.77	$15.34

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Six Months Ended June 30,
	2020	2019

Net premiums earned	$371,627	$376,837
Investment income, net of expenses	14,548	14,338
Net investment (losses) gains	(4,209)	19,663
Lease income	218	223
Installment payment fees	1,627	2,147
Equity in earnings of DFSC	-	295
Total revenues	383,811	413,503

Net losses and loss expenses	222,596	254,618
Amortization of deferred acquisition costs	59,571	61,517
Other underwriting expenses	66,165	58,893
Policyholder dividends	3,526	4,319
Interest	652	869
Other expenses, net	810	904
Total expenses	353,320	381,120

Income before income tax expense	30,491	32,383
Income tax expense	4,081	4,571

Net income	$26,410	$27,812

Net income per common share:
Class A - basic	$0.93	$1.00
Class A - diluted	$0.92	$0.99
Class B - basic and diluted	$0.84	$0.90

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	23,355,621	22,891,535
Class A - diluted	23,548,806	23,027,205
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$391,940	$397,718

Book value per common share
at end of period	$16.77	$15.34

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2020	2019
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$519,732	$476,094
Available for sale, at fair value	569,942	564,952
Equity securities, at fair value	52,703	55,477
Short-term investments, at cost	51,342	14,030
Total investments	1,193,719	1,110,553
Cash	71,777	49,319
Premiums receivable	187,450	165,733
Reinsurance receivable	379,341	367,021
Deferred policy acquisition costs	62,151	59,285
Prepaid reinsurance premiums	174,959	142,476
Other assets	26,750	28,774
Total assets	$2,096,147	$1,923,161

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$901,824	$869,674
Unearned premiums	562,944	510,147
Accrued expenses	23,448	28,454
Borrowings under lines of credit	85,000	35,000
Subordinated debentures	5,000	5,000
Other liabilities	30,072	23,870
Total liabilities	1,608,288	1,472,145
Stockholders' equity:
Class A common stock	265	262
Class B common stock	56	56
Additional paid-in capital	273,176	268,152
Accumulated other comprehensive income	10,367	504
Retained earnings	245,221	223,268
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	487,859	451,016
Total liabilities and stockholders' equity	$2,096,147	$1,923,161

For Further Information:
Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com